Exhibit 99.1

Press Release – For Immediate Release

Mechel PAO Intends to Deregister and Terminate U.S. Reporting Obligations under the U.S. Securities Exchange Act of 1934

Moscow, Russia – February 7, 2023 – Mechel PAO (MOEX: MTLR, NYSE: MTL), one of the leading Russian mining and metals companies, reports that it intends to deregister and terminate its U.S. reporting obligations under the U.S. Securities Exchange Act of 1934 in respect of its common and preferred shares.

On December 6, 2022, the New York Stock Exchange (the “NYSE”) notified Mechel PAO (“Mechel” or the “Company”) that it determined to commence proceedings to delist the two securities of Mechel — MTL ADR (each representing two common shares) and MTL PR ADR (each representing one-half of a preferred share) — from the NYSE. Trading in the company’s securities has been halted since February 28, 2022, and they were removed from listing as of January 3, 2023.

The NYSE determined that the company’s securities are not suitable for listing pursuant to Section 802.01D of the NYSE Listed Company Manual in light of the announcements by Deutsche Bank, the depositary under the Company’s ADR programs, of its intention to terminate the deposit agreements for the company’s securities effective as of December 7, 2022.

As a result, the Company intends to file a Form 15F with U.S. Securities and Exchange Commission (the “SEC”) on February 7, 2023 to deregister its common shares and preferred shares and terminate its reporting obligations under the Exchange Act. Thereafter, all of the Company’s reporting obligations under the Exchange Act will be suspended from the date of filing the Form 15F unless the Form 15F is subsequently withdrawn or denied. If, within 90 days after filing the Form 15F, there are no objections from the SEC, deregistration and termination of the Company’s reporting obligations under the Exchange Act will become effective.

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Mechel PAO

Ekaterina Videman

Tel: + 7 495 221 88 88

ekaterina.videman@mechel.com

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Mechel is an international mining and steel company. Mechel unites producers of coal, iron ore concentrate, steel, rolled products, ferroalloys, heat and electric power. All of its enterprises work in a single production chain, from raw materials to high value-added products.

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Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the SEC, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.